Exhibit 10.5

PINNACLE WEST CAPITAL CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

     This Award Agreement is made and entered into by and between PINNACLE WEST CAPITAL CORPORATION, an Arizona corporation (the “Company”) and     (“Employee”), as of the    day of    ,   (the “Date of Grant”).

W I T N E S S E T H:

     The Board of Directors of the Company has adopted the Pinnacle West Capital Corporation 1994 Long-Term Incentive Plan (the “Plan”) to encourage ownership in the Company by key employees of the Company and its subsidiaries, to enhance the ability of the Company and its subsidiaries to attract and retain employees whose services are considered unusually valuable, and to provide those individuals with a further incentive to work for the best interests of the Company and its shareholders. Pursuant to the Plan, the Company and the Employee agree as follows.

1.	Restricted Stock

               (a) Grant of Shares. Subject to the terms and provisions of this Award Agreement and the Plan, the Company hereby grants    (   ) shares of the Stock to the Employee. The Employee shall be the beneficial owner of said Stock as of the Date of Grant and the Stock shall be transferred of record to the Employee and a certificate or certificates representing said Stock shall be issued in the name of the Employee immediately upon the execution of this Award Agreement. The Employee shall not be entitled to delivery of a stock certificate for any of such shares; however, until the restrictions noted in paragraph 1(c) have lapsed with respect to said shares.

               (b) Rights of Employee. Upon the execution of this Award Agreement, the Employee shall become a shareholder with respect to all of the shares awarded pursuant to paragraph 1(a) and shall have the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, provided, however, that such shares shall be subject to the restrictions hereinafter described.

     Notwithstanding the preceding paragraph, the Company will withhold any cash or stock dividends paid on such shares, with such cash or stock dividends to be distributed to the Employee upon the expiration of the restrictions noted herein. Interest will be paid on the amount of cash dividends withheld, including cash dividends on stock dividends, at a rate and subject to such terms and conditions as shall be determined by the Committee.

               (c) Restrictions. The restrictions set forth in this Award Agreement shall exist for the period (“Restriction Period”) beginning on the Date of Grant and ending on the last to occur of:

(i)	immediately exercisable as of the Date of Grant,

(ii)	with no matching restrictions.

     If by virtue of paragraph 1(c)(ii) (the requirements of paragraph 1(c)(i) having then been satisfied), the Restriction Period would end.

               (d) Price. Pricing will be determined by averaging the high and low price of the Stock on the New York Stock Exchange on the date of vesting. If the exchange is closed, it will occur on the first business day thereafter.

               (e) Tax Withholding. The Plan permits the Company to withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy United States Federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Award. The Employee may satisfy any such tax withholding obligation by (i) paying the amount in cash or by check or (ii) providing written notice to the Company to withhold shares of Stock having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

     2. Incorporation of Plan. The Plan is incorporated into this Agreement as if set forth fully herein and this Agreement is, at all times, subject to the terms and conditions of the Plan, as amended from time to time.

     3. Definitions; Copy of Plan. To the extent not specifically provided herein, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By the execution of this Award Agreement, the Employee acknowledges receipt of a copy of the Plan.

     4. Continuation of Employment. This Award Agreement shall not be construed to confer upon the Employee any right to continue in the employ of the Company or its subsidiaries and shall not limit the right of the Company or its subsidiaries, in its sole discretion, to terminate the employment of the Employee at any time.

     5. Governing Law. This Award Agreement shall be interpreted and administered under the laws of the State of Arizona.

     6. Amendments. This Award Agreement may be amended only by a written agreement executed by the Company and the Employee, provided that the Company may amend this Award Agreement without the consent of the

Employee to the extent that such amendment is required by applicable federal or state securities laws.

     IN WITNESS WHEREOF, the Company and the Employee have executed this Award Agreement effective as of the day and year first above written.

PINNACLE WEST CAPITAL CORPORATION
By
Its Vice President and Treasurer

Employee